Exhibit 99.12

Premium Announces Intention to List on the NASDAQ and Provides Details for Upcoming Annual General & Special Meeting

Toronto, Ontario--(Newsfile Corp. - May 6, 2025) - **Premium Resources Ltd. (TSXV: PREM) (OTC Pink: PRMLF)** ("**PREM**" or the "**Company**") announces that the Company's 2025 Annual General and Special Meeting of Shareholders (the "**AGSM**") will be held in-person at 15th Floor, 1111 West Hastings Street, Vancouver, BC, V6E 2J3, on Tuesday June 3rd, 2025, at 10:00 am Vancouver time. The Notice of Meeting, Management Information Circular and Form of Proxy related to the AGSM has been mailed to shareholders and can be found on the Company's website at www.premiumresources.com and on SEDAR+ www.sedarplus.ca under PREM's issuer profile. The Company is also announcing that it has applied to list its common shares on the Nasdaq Capital Market (the "**Nasdaq**").

In connection with the proposed listing, the Company will seek shareholder approval at the upcoming AGSM of, among other things, the consolidation of its common shares in order to satisfy Nasdaq initial listing requirements which require a minimum bid price of US$4 per share (the "**Consolidation**"). As outlined in the Management Information Circular, shareholders will be asked to approve a Consolidation ratio of up to 20:1. If the Consolidation is approved and effected by the Company, the actual ratio chosen will be announced in a subsequent release following the AGSM. As of the record date for the AGSM, 428,986,474 common shares are issued and outstanding. Assuming the Consolidation is completed on a 20:1 ratio and no other changes to the Company's share capitalization prior to the record date for the Consolidation, the number of common shares issued and outstanding will be approximately 21,449,323. The Consolidation is subject to the approval of the TSX Venture Exchange (the "**TSXV**").

"The decision to apply and uplist to the Nasdaq is a critical step in our growth strategy focusing on the critical metals supply chain, while rapidly advancing the Company. We intend to limit the required consolidation ratio and are confident in our new strategy and commitment to accelerate shareholder value." **said Morgan Lekstrom, CEO of Premium Resources.**

About Premium Resources Ltd.

PREM is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PREM is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company's Selebi and Selkirk mines. PREM's senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

For further information about Premium Resources Ltd., please contact:

Morgan Lekstrom
CEO and Director
morganl@premiumresources.com

Jaclyn Ruptash
Vice President, Communications and Investor Relations
jaclyn@premiumresources.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward-looking information includes, but is not limited to: the timing of the AGSM; the Company's application to list on the Nasdaq; and the proposed completion of the Consolidation, the timing thereof and the proposed ratio at which it will be completed. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to: delays in the timing of the AGSM; the possibility that the Company will not complete the Consolidation on the timing anticipated or at all; delays in obtaining or failures to obtain required governmental or stock exchange approvals, including the approval of the TSXV in respect of the Consolidation and the Nasdaq in respect of the Company's listing application; changes in equity markets; inflation; and those risks set out in the Company's public disclosure record on SEDAR+ (www.sedarplus.com) under PREM's issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

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